SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(AMENDMENT NO. [_____])*
Power-One, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
739308104
(CUSIP Number)
Ronald M. Clark, c/o The Stephens Group, LLC, 100 Morgan Keegan Dr., Suite 500, Little Rock, AR 72202
(Name and Address of Person Authorized to Receive Notices and Communications)
February 13, 2008
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☑ Rule 13d-1(c)
☐ Rule 13d-1(d)
*     The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	2	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) The Stephens Group, LLC 20-4948475

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Arkansas

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

0.00%

12	TYPE OF REPORTING PERSON*

HC, OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	3	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Bess C. Stephens Trust UID 1/4/85 71-6152415

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		150,212

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		150,212

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	150,212

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.17%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	4	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Bess C. Stephens N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		20,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		20,000

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	20,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON*

	IN

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	5	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Bess C. Stephens Family Trust 71-6153529

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		17,727

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		17,727

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	17,727

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	6	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Bess C. Stephens Revocable Trust N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		143,389.47

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		143,389.47

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	143,389.47

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.16%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	7	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Elizabeth Ann Stephens Campbell Revocable Trust N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		863,551.95

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		863,551.95

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	863,551.95

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.99%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	8	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Elizabeth S. Campbell Family Trust dated 12/13/99 N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		217,980.96

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		217,980.96

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	217,980.96

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.25%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	9	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Elizabeth S. Campbell Family Trust dated 05/03/99 N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		869,027.10

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		869,027.10

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	869,027.10

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.99%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	10	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Elizabeth S. Campbell Trust under Art 4 of the PDS Trust UID Sept 5, 1996 73-6356730

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		96,560.50

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		96,560.50

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	96,560.50

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.11%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	11	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) W.R. Stephens, Jr. Revocable Trust N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		1,071,890.95

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,071,890.95

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,071,890.95

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	1.23%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	12	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) W.R. Stephens, Jr. Family Trust dated 12/13/99 N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		217,980.96

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		217,980.96

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	217,980.96

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.25%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	13	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) W.R. Stephens, Jr. Family Trust dated 05/03/99 71-6162227

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		994,027.10

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		994,027.10

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	994,027.10

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	1.14%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	14	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) W.R. Stephens, Jr. Trust under Art 4 of the PDS Trust UID Sept 5, 1996 73-6356955

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		96,560.50

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		96,560.50

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	96,560.50

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.11%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	15	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Elizabeth Chisum Campbell 1992 Trust 73-6356735

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		105,890

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		105,890

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	105,890

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.12%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	16	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Susan Stephens Campbell 1992 Trust 73-6356825

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		105,890

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		105,890

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	105,890

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.12%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	17	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Craig D. Campbell, Jr. 1992 Trust 73-6356826

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		105,891

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		105,891

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	105,891

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.12%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	18	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) W.R. Stephens, III 1992 Trust 73-6356734

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		158,835

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		158,835

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	158,835

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.18%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	19	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Arden Jewell Stephens 1992 Trust 73-6356733

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		158,835

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		158,835

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	158,835

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.18%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	20	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Coral Two Corporation 71-0698696

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		283,544

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		283,544

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	283,544

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.32%

12	TYPE OF REPORTING PERSON*

	CO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	21	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) C. Ray Gash IRA N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		123,386

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		123,386

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	123,386

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.14%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	22	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Robert L. Schulte IRA N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		14,430

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		14,430

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	14,430

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	23	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Jon E. M. Jacoby N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		85,380

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		85,380

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	85,380

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.10%

12	TYPE OF REPORTING PERSON*

	IN

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	24	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Jacoby Enterprises, Inc. 83-0278178

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		428,406

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		428,406

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	428,406

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.49%

12	TYPE OF REPORTING PERSON*

	CO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	25	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) J&J Partners 71-0779542

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		20,682

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		20,682

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	20,682

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON*

	PN

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	26	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) James Jacoby N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		25,395

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		25,395

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	25,395

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.03%

12	TYPE OF REPORTING PERSON*

	IN

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	27	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Carol Stephens N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		11,600

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		11,600

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	11,600

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON*

	IN

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	28	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Arden Jewell Stephens Trust 71-6179371

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		21,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		21,000

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	21,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	29	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) W.R. Stephens, III Trust 73-6339125

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		21,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		21,000

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	21,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	30	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Francine, Inc. 71-0816761

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Nevada

	5	SOLE VOTING POWER

NUMBER OF		20,682

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		20,682

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	20,682

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON*

	CO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	31	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) MAM Holdings International, Inc. 71-0816759

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Nevada

	5	SOLE VOTING POWER

NUMBER OF		82,046

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		82,046

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	82,046

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.09%

12	TYPE OF REPORTING PERSON*

	HC, CO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	32	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Susan Stephens Campbell 1995 Trust 71-6164819

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		45,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		45,000

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	45,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.05%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	33	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Elizabeth Chisum Campbell 1995 Trust 71-6164818

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		45,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		45,000

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	45,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.05%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	34	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Craig D. Campbell, Jr. 1995 Trust 71-6164817

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		45,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		45,000

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	45,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.05%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	35	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Susan Stephens Campbell 2004 Trust N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		19,585

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		19,585

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,585

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	36	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Elizabeth Chisum Campbell 2004 Trust N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		19,585

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		19,585

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,585

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	37	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Craig D. Campbell, Jr. 2004 Trust N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		19,585

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		19,585

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,585

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	38	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Craig D. Campbell Exempt Trust 73-6349496

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		35,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		35,000

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	35,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.04%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	39	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) W.R. Stephens, Jr. Childrens Trust 71-6162227

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		75,064

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		75,064

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	75,064

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.09%

12	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	40	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) C. Ray Gash N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		2,643

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,643

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,643

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.00%

12	TYPE OF REPORTING PERSON*

	IN

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	41	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) Robert L. Schulte N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		7,237

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,237

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,237

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.01%

12	TYPE OF REPORTING PERSON*

	IN

CUSIP No.	739308 10 4	SCHEDULE 13G	Page	42	of	64 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. (IF AN ENTITY) William S. Walker N/A

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	5	SOLE VOTING POWER

NUMBER OF		16,865

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		16,865

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	16,865

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

	0.02%

12	TYPE OF REPORTING PERSON*

	IN

SCHEDULE 13G

CUSIP No. 739308 10 4	Page 43 of 64 Pages
          Preliminary Note: The Reporting Persons (as defined below) are filing this Schedule 13G with respect to the Common Stock of Power-One, Inc. As of February 21, 2008, the Reporting Persons own, in aggregate, 6,862,364.50 Shares. All percentages were calculated based on the 87,350,000 Shares outstanding as of February 21, 2008.
ITEM 1

(a)	Name of Issuer:
Power-One, Inc. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:
740 Calle Plano, Camarillo, CA 93012
ITEM 2
          Title of Class of Securities and CUSIP Number (Items 2(d) and 2(e))
          This Schedule 13G relates to shares of Common Stock (the “Shares”) of the Company. The CUSIP number of the Shares is 739308104.
          Names of Persons Filing, Address of Principal Business Office or Residence, and Citizenship (Items 2(a), 2(b), and 2(c))
          This Schedule 13G is filed by and for the entities and persons listed below, all of whom together are referred to as the “Reporting Persons” or individually as a “Reporting Person.”

(i)	The Stephens Group, LLC

(ii)	Bess C. Stephens

(iii)	Bess C. Stephens Trust UID 1/4/85

(iv)	Bess C. Stephens Family Trust

(v)	Bess C. Stephens Revocable Trust

(vi)	Elizabeth Ann Stephens Campbell Revocable Trust

(vii)	Elizabeth S. Campbell Family Trust dated 12/13/99

(viii)	Elizabeth S. Campbell Family Trust dated 05/03/99

(ix)	Elizabeth S. Campbell Trust under Art 4 of the PDS Trust UID Sept 5, 1996

(x)	W.R. Stephens, Jr. Revocable Trust

(xi)	W.R. Stephens, Jr. Family Trust dated 12/13/99

(xii)	W.R. Stephens, Jr. Family Trust dated 05/03/99

(xiii)	W.R. Stephens, Jr. Trust under Art 4 of the PDS Trust UID Sept 5, 1996

SCHEDULE 13G

CUSIP No. 739308 10 4	Page 44 of 64 Pages

(xiv)	Elizabeth Chisum Campbell 1992 Trust

(xv)	Susan Stephens Campbell 1992 Trust

(xvi)	Craig D. Campbell, Jr. 1992 Trust

(xvii)	W.R. Stephens, III 1992 Trust

(xviii)	Arden Jewell Stephens 1992 Trust

(xix)	Coral Two Corporation

(xx)	C. Ray Gash IRA

(xxi)	Robert L. Schulte IRA

(xxii)	Jon E. M. Jacoby

(xxiii)	Jacoby Enterprises, Inc.

(xxiv)	J & J Partners

(xxv)	James Jacoby

(xxvi)	Carol Stephens

(xxvii)	Arden Stephens

(xxviii)	W.R. Stephens, III

(xxix)	Francine, Inc.

(xxx)	MAM Holdings International, Inc.

(xxxi)	Susan Stephens Campbell 1995 Trust

(xxxii)	Elizabeth Chisum Campbell 1995 Trust

(xxxiii)	Craig D. Campbell, Jr. 1995 Trust

(xxxiv)	Susan Stephens Campbell 2004 Trust

(xxxv)	Elizabeth Chisum Campbell 2004 Trust

(xxxvi)	Craig D. Campbell, Jr. 2004 Trust

(xxxvii)	Craig D. Campbell Exempt Trust

(xxxviii)	W.R. Stephens, Jr. Childrens Trust

(xxxix)	C. Ray Gash

(xl)	Robert L. Schulte

(xli)	William S. Walker
          This address of the principal business office of each of the Reporting Persons is c/o The Stephens Group, LLC, 100 Morgan Keegan Dr., Suite 500, Little Rock, AR 72202.

SCHEDULE 13G

CUSIP No. 739308 10 4	Page 45 of 64 Pages
          The citizenship of each of the Reporting Persons is set forth in Row 4 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.
ITEM 3           If this statement is filed pursuant to Rule 240.13d-1(b) or 240.13d-2(b) or (c):
          Not Applicable
ITEM 4           Ownership.
          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
                         The information required by Item 4(a) is set forth in Row 9 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.

(b)	Percent of class:
                         The information required by Item 4(b) is set forth in Row 11 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

The information required by Item 4(c)(i) is set forth in Row 5 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.

(ii)	Shared power to vote or to direct the vote:

The information required by Item 4(c)(ii) is set forth in Row 6 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

The information required by Item 4(c)(iii) is set forth in Row 7 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.

SCHEDULE 13G

CUSIP No. 739308 10 4	Page 46 of 64 Pages

(iv)	Shared power to dispose or to direct the disposition of:

The information required by Item 4(c)(iv) is set forth in Row 8 of the Cover Page for each Reporting Person and is hereto incorporated by reference for each such Reporting Person.
ITEM 5           Ownership of Five Percent or Less of a Class.
          Not Applicable
ITEM 6           Ownership of More than Five Percent on Behalf of Another Person.
          Not Applicable
ITEM 7           Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
          Not Applicable
ITEM 8           Identification and Classification of Members of the Group.
          Not Applicable
ITEM 9           Notice of Dissolution of Group.
          Not Applicable
ITEM 10           Certification.
          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
[Signature Page Follows]

SCHEDULE 13G

CUSIP No. 739308 10 4	Page 47 of 64 Pages
SIGNATURE
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 27, 2008

THE STEPHENS GROUP, LLC		BESS C. STEPHENS TRUST

By:	*	By:	*

	Ronald M. Clark		W.R. Stephens, Jr.
	Senior Vice President & General Counsel		Trustee

BESS C. STEPHENS FAMILY TRUST		BESS C. STEPHENS REVOCABLE TRUST

By:	*	By:	*

	W.R. Stephens, Jr.		Bess C. Stephens
	Trustee		Trustee

ELIZABETH ANN STEPHENS CAMPBELL REVOCABLE TRUST

By:	*	By:	*

	Bess C. Stephens		Elizabeth Stephens Campbell
Trustee

ELIZABETH S. CAMPBELL FAMILY TRUST DATED 12/13/99		ELIZABETH S. CAMPBELL FAMILY TRUST DATED 05/03/99

By:	*	By:	*

	Robert L. Schulte		Robert L. Schulte
	Trustee		Trustee
[Signature Page to The Stephens Group, LLC Schedule 13 G]

SCHEDULE 13G

CUSIP No. 739308 10 4	Page 48 of 64 Pages

ELIZABETH S. CAMPBELL TRUST UNDER ARTICLE 4 OF THE PDS TRUST UID SEPTEMBER 5, 1996		W.R. STEPHENS, JR. REVOCABLE TRUST

By:	*	By:	*

	Elizabeth S. Campbell		W.R. Stephens,
Trustee

W.R. STEPHENS, JR. FAMILY TRUST DATED 12/13/99		W.R. STEPHENS, JR. FAMILY TRUST DATED 05/03/99

By:	*	By:	*

	Robert L. Schulte		Robert L. Schulte
	Trustee		Trustee

W.R. STEPHENS, JR. TRUST UNDER ARTICLE 4 OF THE PDS TRUST UID SEPTEMBER 5, 1996		ELIZABETH CHISUM CAMPBELL 1992 TRUST

By:	*	By:	*

	W.R. Stephens, Jr.		W.R. Stephens, Jr.
	Trustee		Trustee

SUSAN STEPHENS CAMPBELL 1992 TRUST		CRAIG D. CAMPBELL, JR. 1992 TRUST

By:	*	By:	*

	W.R. Stephens, Jr.		W.R. Stephens, Jr.
	Trustee		Trustee
[Signature Page to The Stephens Group, LLC Schedule 13G]

SCHEDULE 13G

CUSIP No. 739308 10 4	Page 49 of 64 Pages

W.R. STEPHENS, III 1992 TRUST		ARDEN JEWELL STEPHENS 1992 TRUST

By:	*	By:	*

	W.R. Stephens, Jr.		W.R. Stephens, Jr.
	Trustee		Trustee

CORAL TWO CORPORATION		C. RAY GASH IRA

By:	*	By:	*

	Jon E. M. Jacoby		C. Ray Gash
President

ROBERT L. SCHULTE IRA

By:	*	By:	*

	Robert L. Schulte		Jon E. M. Jacoby

JACOBY ENTERPRISES, INC.		J & J PARTNERS

By:	*	By:	*

	Jon E. M. Jacoby		Jon E. M. Jacoby
	President		Managing Partner

By:	*	By:	*

	James Jacoby		Carol Stephens
[Signature Page to The Stephens Group, LLC Schedule 13G]

SCHEDULE 13G

CUSIP No. 739308 10 4	Page 50 of 64 Pages

ARDEN JEWELL STEPHENS TRUST		W.R. STEPHENS, III TRUST

By:	*	By:	*

	Robert L. Schulte		Robert L. Schulte
	Trustee		Trustee

FRANCINE, INC.		MAM HOLDINGS INTERNATIONAL, INC.

By:	*	By:	*

	Robert L. Schulte		Robert L. Schulte
	Treasurer		Vice President

SUSAN STEPHENS CAMPBELL 1995 TRUST		ELIZABETH CHISUM CAMPBELL 1995 TRUST

By:	*	By:	*

	Jon E. M. Jacoby		Jon E. M. Jacoby
	Trustee		Trustee

CRAIG D. CAMPBELL, JR. 1995 TRUST		SUSAN STEPHENS CAMPBELL 2004 TRUST

By:	*	By:	*

	Jon E. M. Jacoby		Jon E. M. Jacoby
	Trustee		Trustee

ELIZABETH CHISUM CAMPBELL 2004 TRUST		CRAIG D. CAMPBELL, JR. 2004 TRUST

By:	*	By:	*

	Jon E. M. Jacoby		Jon E. M. Jacoby
	Trustee		Trustee
[Signature Page to The Stephens Group, LLC Schedule 13G]

SCHEDULE 13G

CUSIP No. 739308 10 4	Page 51 of 64 Pages

CRAIG D. CAMPBELL EXEMPT TRUST		W.R. STEPHENS, JR. CHILDRENS TRUST

By:	*	By:	*

	Craig D. Campbell		W.R. Stephens, Jr.
	Trustee		Trustee

By:	*	By:	*

	C. Ray Gash		Robert L. Schulte

By:	*

William S. Walker

* By:	/s/ Ronald M. Clark

Ronald M. Clark Attorney-in-Fact

*     This Schedule 13G was signed pursuant to a Power of Attorney, dated February 26, 2008 and filed by the Reporting Persons with the Securities and Exchange Commission on February 27, 2008, included hereto as Exhibit 2 and incorporated by reference.
[Signature Page to The Stephens Group, LLC Schedule 13G]

SCHEDULE 13G

CUSIP No. 739308 10 4	Page 52 of 64 Pages
EXHIBIT INDEX

Exhibit 1	Agreement to File Joint Schedule 13G

Exhibit 2	Power of Attorney executed by Reporting Persons